Exhibit 99.1

Press Release

Vuzix Reports First Quarter 2026 Results

ROCHESTER, N.Y., May 14, 2026 - Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of AI-powered smart glasses, waveguides and Augmented Reality (AR) technologies, today reported its first quarter results for the three months ended March 31, 2026.

“Q1 2026 marked an important step in Vuzix’ transition toward a broader technology and solutions model,” said Paul Travers, President and Chief Executive Officer of Vuzix. “Our branded enterprise smart glasses business continues to generate revenue, customer insight and market credibility, while our growing focus on OEM smart glasses solutions, waveguides and display systems is expanding the role Vuzix can play across the smart glasses ecosystem. During the quarter, we continued expanding our plant floor manufacturing capacity to better support the increasing number of OEM, defense, and waveguide development programs now moving through the Company. These ongoing upgrades are designed to improve throughput, reduce development cycle times, minimize manufacturing changeovers, and allow Vuzix to manage multiple advanced programs simultaneously as a broader set of opportunities move toward production.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended March 31, 2026 and 2025, respectively:

	For Three Months Ended March 31
	($000s except per share amounts)
	2026	2025
Sales:
Sales of Products	$1,042	$1,324
Sales of Engineering Services	349	257
Total Sales	1,391	1,581
Total Cost of Sales	1,769	1,846

Gross Loss	(378)	(265)

Operating Expenses:
Research and Development	3,028	2,606
Selling and Marketing	1,551	1,537
General and Administrative	2,134	3,961
Depreciation and Amortization	115	405

Loss from Operations	(7,206)	(8,774)
Total Other Income	135	137
Net Loss	(7,071)	(8,637)
Preferred Stock Dividends	(38)	-
Loss Attributable to Common Shareholders	$(7,108)	$(8,637)

Loss per Share	$(0.09)	$(0.11)

First Quarter 2026 Financial Results

For the three months ended March 31, 2026, total revenues decreased by 12% to $1.4 million versus $1.6 million for the comparable period in 2025. The decrease in total revenues was due to lower product sales and specifically reduced unit sales of M400 smart glasses. Engineering services revenues for the three months ended March 31, 2026 was relatively flat at $0.3 million versus the prior year’s comparable quarter.

There was an overall gross loss of $0.4 million for the three months ended March 31, 2026 as compared to a gross loss of $0.3 million for the comparable 2025 period. The increased gross loss was primarily due to lower total sales as compared to the comparable 2025 period.

Research and Development expense was $3.0 million for the three months ended March 31, 2026 versus $2.6 million for the comparable 2025 period, an increase of approximately 16%. This increase was largely due to higher wage costs due to headcount increases and higher depreciation expense related to new manufacturing equipment currently being used primarily for R&D purposes.

Selling and Marketing expense was relatively flat at approximately $1.5 million for the three months ended March 31, 2026 and 2025.

General and Administrative expense for the three months ended March 31, 2025 was $2.1 million versus $4.0 million for the comparable 2025 period, a decrease of approximately 46%. This decrease was largely due to a $1.7 million decline in non-cash stock-based compensation expense.

For the first quarter ended March 31, 2026, the net loss attributable to common shareholders was $7.1 million or $0.09 per share as compared to a loss of $8.6 million or $0.11 per share for the first quarter of 2025.

The cash net flows used in operating activities was $5.6M for the first quarter of 2026 versus $3.5M for the comparable 2025 period.

Management Outlook

“As we move through 2026, our focus remains on building a broader and more diversified business across ODM/OEM custom smart glasses programs, defense and government agency initiatives, waveguide development and display system relationships,” said Mr. Travers. “We believe defense and security-related opportunities are becoming an increasingly important part of the strategic landscape for Vuzix, where our U.S.-based waveguide design and manufacturing capabilities can be a meaningful differentiator. Our branded products will continue to play an important role by supporting customer engagement, validating use cases and enabling broader ecosystem relationships. At the same time, advances in hardware, AI and platform ecosystems continue to support the evolution of the smart glasses market, and Vuzix intends to continue investing in waveguide innovation and strategic relationships positioned to capitalize on these opportunities.”

Conference Call Information

Date: Thursday, May 14, 2026

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=tZ7IrUr9

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended March 31, 2026.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 14, 2026, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13760398.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-powered smart glasses, waveguides and augmented reality technologies, components and products for the enterprise, medical, defense, security, and consumer markets. The Company’s products include head-mounted smart personal displays and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 500 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality. The Company has won over 20 Consumer Electronics Show (or CES) awards for innovation since 2005 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, X and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions such as AI regarding smart glasses demand, R&D project successes, existing and new engineering services and conversion to volume production OEM programs, future revenue and operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sec.gov or www.sedar.com). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com